Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10232, 333-11320, 333-190509 and 333-213861 on Form F-3 of our reports dated 24 February 2016, relating to the consolidated financial statements (before retrospective adjustments to the financial statement disclosures discussed in Note 46 to the consolidated financial statements) of Santander UK plc and subsidiaries, and to the reference to us under the heading “Selected Financial Data” appearing in this Annual Report on Form 20-F of Santander UK plc for the year ended 31 December 2016.

/s/ DELOITTE LLP

London, United Kingdom

1 March, 2017